Allianz Life Insurance Company of North America         [Allianz Logo]


Andrew Minten,FSA,MAAA
Variable Products Actuarial
5701 Golden Hills Drive
Minneapolis, MN  55416-1297
Telephone: (763) 765-7899

October 31, 2001

The Board of Directors
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN  55416



                            CONSENT OF ACTUARY


I hereby consent to the inclusion of the Illustrations of Policy Values contained in Appendix A and the Table of Net Single Premium Factors contained in Appendix B in a Registration Statement Form S-6 registering Single Premium Variable Life Insurance Policies. The illustrations have been prepared in accordance with standard actuarial principles and reflect the operation of the Policy by taking into account all charges under the Policy and in the underlying fund, and are shown for males and females at a variety of underwriting classifications.

Sincerely,


/s/      Andrew Minten
      ______________________

         Andrew Minten,FSA,MAAA